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                       January 5, 2023

       Christiana Obiaya
       Chief Financial Officer
       Heliogen, Inc.
       130 West Union Street
       Pasadena, CA 91103

                                                        Re: Heliogen, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-40209

       Dear Christiana Obiaya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation